Exhibit 99.2

CONTACT:

VIVUS, Inc.	Investor Relations:	The Trout Group
Timothy E. Morris		Brian Korb
Chief Financial Officer		646-378-2923
650-934-5200

FOR IMMEDIATE RELEASE

VIVUS Announces Proposed Public Offering of Common Stock

MOUNTAIN VIEW, Calif., February 28, 2012 — VIVUS, Inc. (NASDAQ: VVUS), announced today that it is offering to sell, subject to market and other conditions, 8,500,000 shares of its common stock pursuant to an effective shelf registration statement in an underwritten public offering. VIVUS also intends to grant the underwriters a 30-day option to purchase up to an aggregate of 1,275,000 additional shares of common stock to cover over-allotments, if any. All of the shares in the offering are to be sold by VIVUS. J.P. Morgan Securities LLC is acting as sole book-running manager of the proposed offering.

A shelf registration statement relating to the shares was filed with the Securities and Exchange Commission and is effective. Information about the offering is available in the preliminary prospectus supplement to be filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

Copies of the preliminary prospectus supplement and accompanying prospectus may be obtained by contacting J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 (telephone number: 866-803-9204).

About VIVUS

VIVUS, Inc. is a pharmaceutical company dedicated to the development and commercialization of novel therapeutic products.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to VIVUS’ expectations regarding the completion, timing and size of the proposed public offering. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering. There can be no assurance that VIVUS will be able to complete the proposed public offering on the anticipated terms, or at all. VIVUS will continue to need significant amounts of additional capital to fund its operations and may be unable to raise capital when needed, which would force VIVUS to delay, reduce the scope of or eliminate one or more of its development or commercial programs. Additional risks and uncertainties relating to the proposed offering, VIVUS and its business can be found under the heading “Risk Factors” in VIVUS’ Annual Report on Form 10-K for the year ended December 31, 2011, and in the preliminary prospectus supplement related to the proposed offering to be filed with the Securities and Exchange Commission on February 28, 2012. VIVUS disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VIVUS, Inc. 1172 Castro Street, Mountain View, CA 94040   Tel 650-934-5200   Fax 650-934-5389  www.vivus.com